Exhibit 99.1

Exactech Q1 Revenue Up 9% to $53.4M, Net Income $3.0M With

Strong Performance in Hip and Extremity Products

GAINESVILLE, Fla. – May 3, 2011 — Exactech, Inc. (Nasdaq: EXAC), a developer and producer of bone and joint restoration products for hip, knee, shoulder, spine and biologic materials, announced today revenue of $53.4 million for the first quarter of 2011, a 9% increase over $49.1 million in the first quarter of 2010. Net income was $3.0 million, or $0.22 per diluted share, compared to $3.3 million, or $0.25 per diluted share, in the same quarter a year ago. Net income for the quarter, excluding pre-tax legal expenses and costs of $1.3 million related to ongoing compliance and monitoring costs associated with the Department of Justice (DOJ) settlement in December 2010, was $3.8 million or $0.28 EPS.

First Quarter Segment Performance

•	Knee implant revenue increased 2% to $21.3 million

•	Extremity implant revenue increased 33% to $9.4 million

•	Hip implant revenue increased 21% to $8.0 million

•	Biologic and Spine revenue was $7.0 million versus $7.4 million

•	Other revenue including cement was $7.5 million, up 6% from $7.1 million

Exactech Chairman and CEO Bill Petty said, “Sales in our largest product segment, knee implants, improved 2% to $21.3 million for the first quarter of 2011 from $20.9 million in the first quarter of 2010. Extremity revenues increased 33% to $9.4 million from last year’s Q1 revenue of $7.1 million reflecting continued market penetration of our Equinoxe® shoulder products. Hip implant sales for the first quarter rose 21% to 8.0 million from $6.6 million in the first quarter of 2010. Biologic-spine revenue decreased to $7.0 million compared with $7.4 million in the same quarter last year. Other product sales increased 6% to $7.5 million from $7.1 million, due to strength in our bone cement products during the quarter.”

Exactech President David Petty said, “We continue to make progress in the distribution channel changes that we implemented in 2010. Our Japanese operations performed well in the first quarter and we are cautiously optimistic about stability in this business going forward considering the recent crisis. International revenues increased 13% to $18.4 million from $16.3 million in the first quarter of 2010 primarily due to extremity and hip growth. U.S. sales increased 7% to $35.0 million compared with $32.8 million in the first quarter of 2010. Our continued efforts on U.S. sales force development are beginning to yield results.”

Chief Financial Officer Jody Phillips said, “Our revenue and net income for the quarter were both slightly ahead of our projections. The 9% decline in GAAP net income from $3.3 million in the same quarter last year was primarily due to our increased compliance expenses associated with the ongoing

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monitorship. During the quarter, legal and other expenses related to these compliance efforts were $1.3 million, before tax, compared to $200,000 in the first quarter of 2010. This resulted in a 28% increase in G&A expenses to $5.7 million. Excluding the impact of the compliance related expenses, our net income increased 10% to $3.8 million. Gross margins increased to 68.7% for the first quarter of 2011 from 64.0% for the first quarter of 2010, primarily due to favorable impacts due to our direct operation transitions in international markets.

“Total operating expenses for the quarter were $32.6 million, an increase of 26% from $25.8 million in the comparable period. As a percentage of sales, operating expenses increased to 61.2% from 52.6% for the first quarter a year ago. Total sales and marketing expenses were up 31%, and increased to 38% as a percentage of sales from 31% in the same quarter a year ago primarily due to our direct operations that did not exist in the first quarter of last year. Research and development expenses decreased 5% to $3.5 million versus $3.6 million in the first quarter of 2010.”

Looking forward, Exactech reiterated its 2011 revenue guidance of $202 - $210 million and diluted EPS of $0.86 - $0.94 on a GAAP basis and diluted EPS of $1.10 - $1.18 excluding the impact of the company’s projection of $5.0 million in compliance expenses for 2011. For the second quarter ending June 30, 2011, the company said it anticipates revenues of $51.0 - $53.0 million and diluted EPS of $0.20 - $0.22 on a GAAP basis and diluted EPS of $0.26 - $.28 excluding the projected impact of $1.4 million in compliance related expenses. The foregoing statements regarding targets for the quarter and full year are forward-looking and actual results may differ materially. These are the company’s targets, not predictions of actual performance.

The financial statements are below.

Conference Call

The company has scheduled a conference call at 10:00 a.m. Eastern Time on Wednesday, May 4. The call will cover the company’s first quarter results. CEO Bill Petty will open the conference call and a question-and-answer session will follow.

To participate in the call, dial 1-888-846-5003 any time after 9:50 a.m. EDT on May 4. International and local callers should dial 1-480-629-9856. While in conference, if callers should require operator assistance, they can press the star followed by the zero button. This will call an operator to the line.

A live and archived webcast of the call will be available at http://www.hawkassociates.com/profile/exac.cfm or at http://viavid.net/dce.aspx?sid=000084D2.

About Exactech

Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States, in addition to more than 30 markets in Europe, Latin America, Asia and the Pacific. Additional information about Exactech, Inc. can be found at http://www.exac.com. Copies of Exactech’s press releases, SEC filings, current price quotes and other valuable information for investors may be found at http://www.exac.com and http://www.hawkassociates.com.

An investment profile on Exactech may be found at http://www.hawkassociates.com/profile/exac.cfm. To receive future releases in e-mail alerts, sign up at http://www.hawkassociates.com/about/alert.

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This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

Investor contacts	Julie Marshall or Frank Hawkins
Jody Phillips	Hawk Associates
Chief Financial Officer	305-451-1888
352-377-1140	E-mail: exactech@hawkassociates.com

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EXACTECH INC.

EXACTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	(unaudited) March 31, 2011	(audited) December 31, 2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,772	$3,935
Trade receivables, net of allowances of $3,088 and $2,751	42,785	39,796
Prepaid expenses and other assets, net	5,724	3,384
Income taxes receivable	1,584	1,544
Inventories, current	63,781	61,602
Deferred tax assets	2,496	2,278

Total current assets	121,142	112,539

PROPERTY AND EQUIPMENT:
Land	2,217	2,210
Machinery and equipment	28,052	27,155
Surgical instruments	65,495	60,077
Furniture and fixtures	3,605	3,583
Facilities	16,604	16,365
Projects in process	3,883	3,669

Total property and equipment	119,856	113,059
Accumulated depreciation	(46,762)	(44,377)

Net property and equipment	73,094	68,682

OTHER ASSETS:
Deferred financing and deposits, net	917	881
Non-current inventory	10,005	9,191
Product licenses and designs, net	11,702	11,812
Patents and trademarks, net	1,869	1,938
Customer relationships, net	1,943	2,003
Goodwill	13,182	12,947

Total other assets	39,618	38,772

TOTAL ASSETS	$233,854	$219,993

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$18,000	$15,855
Income taxes payable	480	—
Accrued expenses	8,631	8,847
Other current liabilities	305	296
Current portion of long-term debt	924	1,066

Total current liabilities	28,340	26,064

LONG-TERM LIABILITIES:
Deferred tax liabilities	7,084	6,175
Line of credit	42,558	37,556
Long-term debt, net of current portion	3,994	4,153
Other long-term liabilities	589	629

Total long-term liabilities	54,225	48,513

Total liabilities	82,565	74,577

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Common stock	131	130
Additional paid-in capital	58,619	57,735
Accumulated other comprehensive loss, net of tax	(508)	(2,525)
Retained earnings	93,047	90,076

Total shareholders’ equity	151,289	145,416

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$233,854	$219,993

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EXACTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(Unaudited)

	Three Month Periods Ended March 31,
	2011	2010
NET SALES	$53,369	$49,100

COST OF GOODS SOLD	16,720	17,672

Gross profit	36,649	31,428

OPERATING EXPENSES:
Sales and marketing	20,106	15,348
General and administrative	5,666	4,418
Research and development	3,466	3,642
Depreciation and amortization	3,409	2,401

Total operating expenses	32,647	25,809

INCOME FROM OPERATIONS	4,002	5,619

OTHER INCOME (EXPENSE):
Interest income	1	1
Other income	23	17
Interest expense	(249)	(116)
Foreign currency exchange gain (loss)	505	(231)

Total other expenses	280	(329)

INCOME BEFORE INCOME TAXES	4,282	5,290

PROVISION FOR INCOME TAXES	1,311	2,009

NET INCOME	$2,971	$3,281

BASIC EARNINGS PER SHARE	$0.23	$0.26

DILUTED EARNINGS PER SHARE	$0.22	$0.25

SHARES - BASIC	13,034	12,847

SHARES - DILUTED	13,215	13,075

Adjusted net income to exclude the effect of DOJ related expenses:
Net Income	$2,971	$3,281
Adjustments for DOJ related expenses:
DOJ related expenses, pre-tax	1,265	200
Income tax benefit	(476)	(74)

	789	126

Adjusted net income - excluding DOJ related expense	$3,760	$3,407

Diluted earnings per share	$0.22	$0.25
Adjustment of DOJ related expenses, net	0.06	0.01

Adjusted diluted earnings per share	$0.28	$0.26

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EXACTECH INC.